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                                                                     EXHIBIT 3.5

            CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
                     SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                              MEDI-JECT CORPORATION


         The undersigned officers of Medi-Ject Corporation, a corporation organized and existing under the Minnesota Business Corporation Act (the "Corporation"), do hereby certify that, pursuant to authority conferred by the Second Amended and Restated Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation"), and pursuant to the provisions of
Section 302A.401 of the Minnesota Business Corporation Act, the Board of Directors of the Corporation adopted a resolution adopting a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (this "Certificate of Designations") providing for certain designations, powers, number, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of 250 shares of Series B Convertible Preferred Stock, $.01 par value per share, which resolution is as follows:

         RESOLVED: That pursuant to Article 3 of the Second Amended and Restated Articles of Incorporation, as amended, of this Corporation, the Board of Directors hereby establishes the following series of Preferred Stock, $.01 par value per share (the "Series B Preferred Stock"), of the Corporation having the designations, powers, number, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof set forth below:

          1. Designation. 250 shares of the Series B Preferred Stock shall be designated and known as the "Series B Convertible Preferred Stock."

          2.   Dividend Provisions.

               a. The Series B Convertible Preferred Stock will not accrue a dividend. Dividends will be payable only if, as and when determined by the Corporation's Board of Directors.

               b. Notwithstanding anything contained in this Certificate of Designations to the contrary, so long as any shares of Series B Convertible Preferred Stock remain outstanding, (i) no dividends shall be declared or payable with respect to any outstanding shares of Common Stock of the Corporation or shares of any other class of shares of the Corporation, except for the Series A Convertible Preferred Stock; and (ii) except for repurchases or redemptions made in good faith by the Corporation in consideration for the exercise of options issued under the Corporation's stock option plans existing on the date hereof and except for redemptions of Series A Convertible Preferred Stock, the Corporation shall not redeem, repurchase or otherwise acquire shares of Common Stock of the Corporation or shares of any other class of shares of the Corporation.

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         3.    Liquidation Preference.

               a. Subject to the rights of the holders of Series A Convertible Preferred Stock, in the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a "Liquidation"), before any payment of cash or distribution of other property shall be made to the holders of the Common Stock (the "Common Shareholders") or any other class or series of stock subordinate in Liquidation Preference to the Series B Convertible Preferred Stock, the holders of the Series B Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders, the Original Purchase Price per share (as appropriately adjusted for any combinations or divisions or similar recapitalizations affecting the Series B Convertible Preferred Stock after issuance) plus any declared and unpaid dividends thereon (the "Series B Liquidation Preference"). As used herein, the "Original Purchase Price" is $1,000 per share.

               b. If, upon any Liquidation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series B Convertible Preferred Stock the full amounts to which they shall be entitled, subject to the rights of the holders of the Series A Convertible Preferred Stock, the holders of the Series B Convertible Preferred Stock shall share ratably in any distribution of assets in proportion to the respective amounts which would be payable to them in respect of the shares held by them if all amounts payable to them in respect of such were paid in full pursuant to subsection 3(a), above.

               c. After the distributions described in subsection (a), above, have been paid, the holders of the Series B Convertible Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

               d.   For purposes of this Section 3:

                    (i) a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include,

                          (A)   the acquisition of the Corporation by another
entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); except, if (i) the Corporation's shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition (by virtue of securities issued as consideration for the Corporation's acquisition) hold at least 50% of the voting power of the surviving or acquiring entity or (ii) if a majority in interest of the Series B Convertible Series B Preferred Stock, voting as a class, shall have approved such reorganization, merger or consolidation; or

                          (B)   a sale of all or substantially all of the assets
of the Corporation.

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                    (ii)  Upon the occurrence of any of the events described in the foregoing subsection (3)(d)(i), if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, which shall be valued as follows:

                          (A)   if traded on a securities exchange or through
Nasdaq, the average of the closing sale prices of the securities on such exchange for the 20 consecutive trading days ending with the day which is two trading days prior to the closing of such transaction (the "Market Price");

                          (B)   if actively traded over-the-counter, the average
of the closing bid or sale prices (whichever is applicable) over the 30 day period ending three days prior to the closing; or

                          (C)   if there is no active public market, the fair
market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Convertible Preferred Stock.

The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (ii), (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the then outstanding shares of the Series B Convertible Preferred Stock.

                    (iii) In the event the requirements of this subsection 3(d) are not complied with, the Corporation shall forthwith either:

                          (A)   cause such closing to be postponed until such
time as the requirements of this Section 3 have been complied with; or

                          (B)   cancel such transaction, in which event the
rights, preferences and privileges of the holders of the Series B Convertible Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3(e) below.

           e. The Corporation shall give each holder of record of Series B Convertible Preferred Stock written notice of any impending transaction described under subsection 3(d)(i) above, not later than 20 days prior to the shareholders' meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series B Convertible Preferred Stock that are entitled to such notice rights or similar notice rights and that

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represent at least a majority of the then outstanding shares of Series B
Convertible Preferred Stock.

         4.    Conversion.

               a. Optional Conversion. Each share of Series B Convertible Preferred Stock shall at the option of the holder be convertible into fully paid and nonassessable shares of Common Stock at any time after the date that all of the following have occurred: (i) the Corporation has filed an amendment to its Articles of Incorporation increasing the authorized Common Stock from 3,400,000 shares to at least 10,000,000 shares (the "Amendment"); and (ii) the Corporation has obtained any necessary approvals under the Nasdaq listing requirements. The events described in paragraphs (i) and (ii) above are referred to herein as the "Permissible Conversion Events." All outstanding shares of Series B Convertible Preferred Stock shall convert into shares of Common Stock at the Conversion Price in effect on the date the holder gives written notice of conversion and delivers certificates representing the shares to be so converted (the "Optional Conversion Date"), provided that if NASDAQ Rule 4460(I)(1)(d)(ii) would prevent conversion in full without stockholder approval, then the holder shall only be entitled to convert to the extent permitted by such rule and the Corporation shall obtain any requisite stockholder approval necessary to allow such conversion.

               b. Automatic Conversion. Each share of Series B Convertible Preferred Stock shall automatically convert into fully paid and nonassessable shares of Common Stock on the later of (i) the date of the occurrence of the Permissible Conversion Events; or (ii) June 30, 2001 (such later date referred to herein as the "Automatic Conversion Date"), provided that if NASDAQ Rule 4460(I)(1)(d)(ii) would prevent conversion in full without stockholder approval, then the automatic conversion shall occur to the extent permitted by such rule and the Corporation shall obtain any requisite stockholder approval necessary to allow such conversion in full.

               c. The number of shares of Common Stock to be issued upon a conversion under this Section 4 shall be determined by valuing each issued and outstanding share of Series B Convertible Preferred Stock at the Series B Liquidation Preference and converting such share into such number of shares of Common Stock as may be acquired at such value where each share of Common Stock is valued at the conversion price applicable to such share (the "Conversion Price"), determined as hereafter provided, in effect on the Optional Conversion Date, with respect to an optional conversion, and the Automatic Conversion Date, with respect to an automatic conversion. The Conversion Price per share of Common Stock on any day for purposes of a conversion under this Section 4 shall be equal to the lesser of (i) the average of the closing prices per share of the Corporation's Common Stock for the twenty (20) consecutive trading days immediately preceding the Optional Conversion Date, with respect to an optional conversion, and the Automatic Conversion Date, with respect to an automatic conversion, or (ii) $2.50 per share (subject to adjustment for stock splits, stock dividends and similar actions). Upon conversion pursuant to this Section 4, holders of Series B Convertible Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Convertible Preferred Stock and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such

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holder of Series B Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the Optional Conversion Date, with respect to an optional conversion, and the Automatic Conversion Date, with respect to an automatic conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

         5. Redemption. The Corporation shall have the right, at any time after the occurrence of both Permissible Conversion Events and prior to the conversion of such shares into shares of Common Stock as provided in Section 4 above, to redeem any or all of the issued and outstanding shares of Series B Convertible Preferred Stock for cash at a price per share equal to the Series B Liquidation Preference. The Corporation shall give the holder not less than 30 days and not more than 60 days prior notice of such redemption, and the holder shall be entitled to convert any or all of the shares of Series B Convertible Preferred Stock prior to the date of redemption.

         6. Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons or assets (excluding cash dividends), then, in each such case for the purpose of this Section 6, the holders of the Series B Convertible Preferred Stock shall be entitled, upon conversion of the Series B Convertible Preferred Stock, to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

         7. Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 3 or
Section 4) provision shall be made so that the holders of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of Section 4 with respect to the rights of the holders of the Series B Convertible Preferred Stock after the recapitalization to the end that the provisions of Section 4 shall be applicable after that event as nearly equivalent as may be practicable.

         8. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section 4 and in the taking of all such action as may be necessary or appropriate in

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order to protect the conversion rights of the holders of the Series B
Convertible Preferred Stock against impairment.

         9. No Fractional Common Shares and Certificate as to Adjustments. No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of the Series B Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

         10. Notices. Any notice required by the provisions hereof to be given to the holders of shares of Series B Convertible Preferred Stock shall be deemed given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via telecopy to the party to whom notice is to be given and five (5) days after mailing if mailed by first-class mail to the address of the holder appearing on the books of the Corporation.

         11.  Voting Rights.

              a. Unless otherwise required by law, holders of Series B Convertible Preferred Stock will not be entitled to vote on any matter; provided, however, that the Corporation shall take no action that would adversely affect the holders of Series B Convertible Preferred Stock relative to the holders of any other class of the Corporation's securities (including, without limitation, by issuing any securities having a liquidation or dividend preference senior to, or pari passu with, the Series B Convertible Preferred Stock) without the prior approval of the holders of a majority of such Series B Convertible Preferred Stock voting as a separate class pursuant to subsection b of this Section 11.

              b. In any vote by the holders of the Series B Convertible Preferred Stock acting as a class, each holder of Series B Convertible Preferred Stock shall be entitled to one vote for each share of Series B Convertible Preferred Stock.

         12. Status of Converted or Redeemed Stock. In the event any shares of Series B Convertible Preferred Stock shall be converted pursuant to Section 4 hereof or redeemed pursuant to Section 5 hereof, the shares so converted or redeemed shall be canceled and shall not be reissuable by the Corporation.

         13. Amendment. Notwithstanding anything contained herein to the contrary, any provision of this Certificate of Designations may be modified or waived with the consent of the Company and the holders of a majority in interest of the Series B Convertible Preferred Stock.

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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designations, Preferences and Rights to be duly executed to this _____ day of December, 1999.

                                     MEDI-JECT CORPORATION



                                     By:      __________________________________
                                     Name:    __________________________________
                                     Title:   __________________________________

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